Exhibit 4.2

BRIXMOR OPERATING PARTNERSHIP LP

AS ISSUER

AND

THE BANK OF NEW YORK MELLON

AS TRUSTEE AND CALCULATION AGENT

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of August 31, 2018

$250,000,000 FLOATING RATE SENIOR NOTES DUE 2022

SUPPLEMENT TO INDENTURE

DATED AS OF JANUARY 21, 2015, BETWEEN

BRIXMOR OPERATING PARTNERSHIP LP (AS ISSUER)

AND

THE BANK OF NEW YORK MELLON (AS TRUSTEE)

SEVENTH SUPPLEMENTAL INDENTURE, dated as of August 31, 2018 (this “Seventh Supplemental Indenture”), between BRIXMOR OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Operating Partnership”), having its principal executive office located at 450 Lexington Avenue, New York, New York 10017, and THE BANK OF NEW YORK MELLON (the “Trustee”), which supplements that certain Indenture, dated as of January 21, 2015, by and between the Operating Partnership and the Trustee (the “Base Indenture”).

RECITALS

WHEREAS, the Operating Partnership has duly authorized the execution and delivery of the Base Indenture to the Trustee to provide for the issuance from time to time for its lawful purposes of debt securities evidencing the Operating Partnership’s debentures, notes or other evidences of indebtedness.

WHEREAS, Section 301 of the Base Indenture provides that by means of a supplemental indenture the Operating Partnership may create one or more series of the Operating Partnership’s debt securities and establish the form, terms and provisions thereof.

WHEREAS, the Operating Partnership intends by this Seventh Supplemental Indenture to (i) create a series of the Operating Partnership’s debt securities, in an initial aggregate principal amount equal to $250,000,000, entitled Floating Rate Senior Notes due 2022 (the “Notes”) and (ii) establish the form and the terms and provisions of the Notes.

WHEREAS, the consent of Holders to the execution and delivery of this Seventh Supplemental Indenture is not required, and all other actions required to be taken under the Base Indenture with respect to this Seventh Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

ARTICLE ONE

DEFINITIONS, CREATION, FORM AND TERMS AND CONDITIONS OF THE DEBT SECURITIES

Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this Seventh Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms set forth below:

“Adjustments” has the meaning specified in this Section 1.1 in the definition of “three-month LIBOR.”

“Alternative Rate” has the meaning specified in this Section 1.1 in the definition of “three-month LIBOR.”

“Annual Debt Service Charge” means, for any period, the interest expense of the Operating Partnership and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“BBAM” refers to the display appearing on Bloomberg L.P. (or any successor service) designated as page “BBAM” (or any replacement page on that service or equivalent page on any successor service), in each case for the purpose of displaying London interbank offered rates administered by ICE Benchmark Administration Limited (or any other person assuming the responsibility for the administration of those rates).

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the City of New York are authorized or obligated by law or regulation to close.

“Calculation Agent” has the meaning specified in Section 3.1.

“Consolidated EBITDA” for any period means Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication: (1) interest expense on Debt; (2) provision for taxes based on income; (3) amortization of debt discount, premium and deferred financing costs; (4) the income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP; (5) impairment losses and gains on sales or other dispositions of properties and other investments; (6) depreciation and amortization; (7) net amount of extraordinary items or non-recurring items, as may be determined by the Operating Partnership in good faith; (8) amortization of deferred charges; (9) gains or losses on early extinguishment of debt; and (10) noncontrolling interests, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the amount of net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Daily Interest Amount” has the meaning specified in Section 1.4(c)(2).

“Debt” means, with respect to any person, any:

(i)	indebtedness of such person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(ii)

indebtedness secured by any Lien on any property or asset owned by such person, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the Operating Partnership) of the property subject to such Lien;

(iii)

reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

(iv)	any lease of property by such person as lessee which is required to be reflected on such person’s balance sheet as a capitalized lease in accordance with GAAP;

in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as liabilities on such person’s balance sheet in accordance with GAAP; provided, however, that the term “Debt” will (1) include, to the extent not otherwise included, any non-contingent obligation of such person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another person, other than obligations to be liable for the Debt of another person solely as a result of non-recourse carveouts (it being understood that Debt shall be deemed to be incurred by such person whenever such person shall create, assume, guarantee or otherwise become liable in respect thereof) and (2) exclude any such indebtedness (or obligation referenced in clause (1) above) that has been the subject of an “in substance” defeasance in accordance with GAAP and Intercompany Indebtedness that is subordinate in right of payment to the Notes (or an obligation to be liable for, or to pay, Intercompany Indebtedness that is subordinate in right of payment to the Notes).

“Depository” means The Depository Trust Company.

“GAAP” means United States generally accepted accounting principles as in effect on the date of any required calculation or determination.

“IFA” has the meaning specified in this Section 1.1 in the definition of “three-month LIBOR.”

“Indenture” means the Base Indenture as supplemented by this Seventh Supplemental Indenture and as further amended, modified or supplemented with respect to the Notes pursuant to the provisions of the Base Indenture.

“Initial Interest Rate” has the meaning set forth in Section 1.4(c)(1).

“Intercompany Indebtedness” means Debt to which the only parties are the Operating Partnership and any of its Subsidiaries; provided, however, that with respect to any such Debt of which the Operating Partnership is the borrower, such Debt is subordinate in right of payment to the Notes.

“Interest Determination Date” means, with respect to an Interest Reset Date, the second London Business Day preceding such Interest Reset Date.

“Interest Payment Date” has the meaning specified in Section 1.4(c)(2).

“Interest Period” means each period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, except that the Interest Period for the initial Interest Period will be the period from and including August 31, 2018, to but excluding the Interest Payment Date occurring on November 1, 2018.

“Interest Reset Date” means for each Interest Period, other than the first Interest Period, the first day of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Maturity Date” has the meaning specified in Section 1.4(b).

“Reuters LIBOR01 Page” means the display designated as page LIBOR01 on the Reuters 3000 Xtra (or such other page as may replace the Reuters LIBOR01 Page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

“Subsidiary” means, with respect to the Operating Partnership or the Company, any Person (as defined in the Indenture but excluding an individual), a majority of the outstanding voting stock, partnership interests, membership interests or other equity interest, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or the Company, as the case may be, or by one or more other Subsidiaries of the Operating Partnership or the Company, as the case may be. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“three-month LIBOR” means for any Interest Period, the London interbank offered rate per annum determined by the Calculation Agent on the related Interest Determination Date, in accordance with the following provisions:

i.

three-month LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months which appears on (x) the Reuters LIBOR01 Page (or such other page as may replace page LIBOR01 on that service for the purpose of displaying London interbank offered rates) as of 11:00 a.m., London time, on the relevant Interest Determination Date, or (y) Bloomberg, L.P.’s page “BBAM” at such time on such Interest Determination Date. If no such rate appears on either Reuters LIBOR01 Page or BBAM or if Reuters LIBOR01 Page or BBAM are not available on such date, then three-month LIBOR, with respect to that Interest Determination Date, will be determined in accordance with the provisions described in clauses (ii) and (iii) below.

ii.

If, on any such Interest Determination Date, no rate appears or if such pages or services shall cease to be available, as specified in clause (i) above, unless clause (iii) below applies, the Operating Partnership will request the principal London offices of four major reference banks in the London interbank market, as selected by the Operating Partnership, to provide their respective offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the second London Business Day immediately following such Interest Determination Date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such quotations are provided, three-month LIBOR on that Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, then three-month LIBOR on that Interest Determination Date will be the arithmetic mean of the rates (expressed as a percentage per annum) quoted at approximately 11:00 a.m., in the City of New York, on that Interest Determination Date by three major reference banks in the City of New York, as selected by the Operating Partnership, for loans made in U.S. dollars to leading European banks having a maturity of three months commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If fewer than three major reference banks in the City of New York so selected by the Operating Partnership are quoting such rates as mentioned in the preceding sentence, three-month LIBOR with respect to such Interest Determination Date will be the same as three-month LIBOR in effect for the immediately preceding Interest Period (or, if there was no preceding Interest Period, the rate of interest will be the Initial Interest Rate).

iii.

Notwithstanding clause (ii) above, if the Operating Partnership determines that three-month LIBOR has been permanently discontinued, or the reference to three-month LIBOR becomes illegal, or most other debt obligations similar to the Notes have converted away from three-month LIBOR to a new reference rate, the Calculation Agent will use, as directed by the Operating Partnership, as a substitute for three-month LIBOR and for each future Interest Determination Date, the alternative reference rate (the “Alternative Rate”) selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice. As part of such substitution, the Calculation Agent will, as directed by the Operating Partnership, make such adjustments (“Adjustments”) to the Alternative Rate and the spread thereon to account for the basis between three-month LIBOR and the Alternative Rate, as well as the Business Day convention, Interest Determination Dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Notes. If the Operating Partnership determines that there is no clear market consensus as to whether any rate has replaced three-month LIBOR in customary market usage, (i) The Bank of New York Mellon shall have the right to resign as Calculation Agent in respect of the Notes and (ii) the Operating Partnership will appoint, in its sole discretion, a new Calculation Agent, to replace The Bank of New York Mellon, solely in its role as Calculation Agent in respect of the Notes, to determine the Alternative Rate and make any Adjustments thereon, and whose determinations will be binding on the Operating Partnership, the Trustee and the Holders of the Notes; provided however that if the Operating Partnership determines there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, the Operating Partnership may appoint in its sole discretion an independent financial advisor (the “IFA”) to determine an appropriate Alternative Rate, and any Adjustments, and the decision of the IFA will be binding on the Operating Partnership, the Calculation Agent, the Trustee and the Holders of the Notes. If, however, the Calculation Agent determines that three-month LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, three-month LIBOR will be equal to such rate on the Interest Determination Date when three-month LIBOR was last available on the Reuters LIBOR01 Page, as determined by the Calculation Agent.

“Total Assets” means the sum of, without duplication (1) Undepreciated Real Estate Assets and (2) all other assets (excluding accounts receivable and non-real estate intangibles) of the Operating Partnership and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means the sum of, without duplication, (1) those Undepreciated Real Estate Assets which are not subject to a Lien securing Debt and (2) all other assets (excluding accounts receivable and non-real estate intangibles) of the Operating Partnership and its Subsidiaries not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of Section 2.1(d), all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets and related intangibles of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization and impairments, all determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means Debt of the Operating Partnership or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Operating Partnership or any of its Subsidiaries.

Section 1.2 Creation of Notes. In accordance with Section 301 of the Base Indenture, the Operating Partnership hereby creates the Notes as a separate series of its debt securities, entitled “Floating Rate Senior Notes due 2022,” issued pursuant to the Indenture. The Notes shall initially be limited to an aggregate principal amount equal to $250,000,000, subject to the exceptions set forth in Section 301(2) of the Base Indenture and Section 1.4(f) hereof.

Section 1.3 Form of Notes. The Notes will be issued in the form of one or more permanent fully registered global securities (the “Global Note”) that will be deposited with, or on behalf of the Depository, and registered in the name of the Depository or its nominee, as the case may be, subject to Section 305 of the Base Indenture. So long as the Depository, or its nominee, is the registered owner of the Global Note, the Depository or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture.

Section 1.4 Terms and Provisions of Notes. The Notes shall be governed by all of the terms and provisions of the Base Indenture, as supplemented by this Seventh Supplemental Indenture, and in particular, the following provisions shall be terms of the Notes:

(a) Registration and Form. The Notes shall be issuable in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of the form of Note attached as Exhibit A hereto.

(b) Payments; Maturity Date. All payments of principal and interest in respect of the Global Notes will be made by the Operating Partnership in immediately available funds to the Depository or its nominee, as the case may be, as the Holder of each of the Global Notes. The date on which the principal of the Notes is due and payable, unless earlier accelerated pursuant to the Indenture, shall be February 1, 2022 (the “Maturity Date”). On the Maturity Date, each Holder shall be entitled to receive on such date $1,000 in cash for each $1,000 principal amount per Note, together with accrued and unpaid interest to, but not including, the Maturity Date.

(c) Interest.

(1) The Notes will bear interest at a floating rate of interest payable in U.S. dollars, reset quarterly, from and including August 31, 2018, or from and including the most recent Interest Payment Date to which interest has been paid or provided for. The per annum interest rate on the Notes for the period from August 31, 2018 to but not including the first Interest Payment Date, which will be November 1, 2018, will be equal to three-month LIBOR on August 29, 2018 plus 105 basis points (the “Initial Interest Rate”). Following the initial Interest Period, the per annum interest rate on the Notes for each subsequent Interest Period shall be equal to three-month LIBOR as determined on the related Interest Determination Date, plus 105 basis points. The interest rate applicable to any day in the initial Interest Period will be the Initial Interest Rate, and the interest rate applicable to any day in any subsequent Interest Period will be either the Initial Interest Rate or the interest rate as reset on the Interest Determination Date immediately preceding the first day of such Interest Period.

(2) Interest on the Notes will accrue from August 31, 2018 and be paid quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (each, as such date may be adjusted as provided below, an “Interest Payment Date”), and on the Maturity Date to the Holder in whose name the Note is registered at the close of business on the January 15, April 15, July 15 and October 15 (whether or not a Business Day) immediately preceding the applicable Interest Payment Date. The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of Notes outstanding on such day. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding such Daily Interest Amounts for each day in such Interest Period.

(3) If any Interest Payment Date, other than the Maturity Date of the Notes, falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day, except that if that Business Day is in the next succeeding calendar month, the Interest Payment Date shall be the immediately preceding Business Day. If any such Interest Payment Date is postponed or brought forward, the amount of interest for the relevant Interest Period will be adjusted accordingly. If any Maturity Date with respect to the Notes falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date on which such payment is due, and no interest will accrue on such payment for the period from and after such Maturity Date to the date of such payment on the next succeeding Business Day.

(4) Unless otherwise specified, all percentages resulting from any calculation of the interest rate on the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) will be rounded upward to 9.87655% (or .0987655)), and all U.S. dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

(5) Notwithstanding the foregoing, the interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

(d) Sinking Fund. There shall be no sinking fund provided for the Notes.

(e) Optional Redemption. The Operating Partnership may not redeem the notes prior to maturity.

(f) Additional Issues. The Operating Partnership may, from time to time, without the consent of the Holders of the Notes, create and issue further securities having the same terms and conditions as the Notes in all respects, except for any difference in the issue date, issue price, interest accrued prior to the issue date of the additional Notes, and, if applicable, the first Interest Payment Date and the initial interest accrual date with the same CUSIP number as the Notes so long as such additional Notes are fungible for U.S. federal income tax purposes with the previously outstanding Notes. Additional Notes issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Notes.

Section 1.5 Book-Entry Provisions. This Section 1.5 shall apply only to the Global Notes deposited with or on behalf of the Depository.

(a) The Operating Partnership shall execute and the Trustee shall, in accordance with this Section 1.5 and Section 303 of the Base Indenture, authenticate and deliver the Global Notes that shall be registered in the name of the Depository or its nominee and shall be held by the Trustee as custodian for the Depository.

(b) Participants of the Depository shall have no rights either under the Indenture or with respect to the Global Notes. The Depository or its nominee, as applicable, shall be treated by the Operating Partnership, the Trustee and any agent of the Operating Partnership or the Trustee as the absolute owner and Holder of each such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Operating Partnership or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or its nominee, as applicable, or impair, as between the Depository and its participants, the operation of customary practices of such depository governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

ARTICLE TWO

ADDITIONAL COVENANTS FOR BENEFIT OF HOLDERS OF NOTES

In addition to the covenants set forth in the Base Indenture, the Operating Partnership hereby further covenants as follows, the following covenants being for the sole benefit of the Holders of the Notes:

Section 2.1 Limitations on Incurrence of Debt.

(a) Aggregate Debt Test. The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of the Operating Partnership’s and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) is greater than 65% of the sum of the following (without duplication): (1) the Operating Partnership’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter for which financial information is available and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Operating Partnership or any Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(b) Secured Debt Test. The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Debt secured by any Lien on any of the Operating Partnership’s or any of its Subsidiaries’ property or assets, whether owned on the date of this Seventh Supplemental Indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with GAAP) of all of the Operating Partnership’s and its Subsidiaries’ outstanding Debt which is secured by a Lien on any of the Operating Partnership’s and its Subsidiaries’ property or assets is greater than 40% of the sum of (without duplication): (1) the Operating Partnership’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter for which financial information is available; and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Operating Partnership or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(c) Debt Service Test.

(1) The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Debt if the ratio of Consolidated EBITDA to Annual Debt Service Charge for the period consisting of the two consecutive fiscal quarters most recently ended for which financial information is available prior to the date on which such additional Debt is to be incurred on an annualized basis shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with GAAP), and calculated on the following assumptions:

(A) such Debt and any other Debt incurred by the Operating Partnership or any of its Subsidiaries since the first day of such two-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;

(B) the repayment or retirement of any other Debt of the Operating Partnership or any of its Subsidiaries since the first day of such two-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and

(C) in the case of any acquisition or disposition by the Operating Partnership or any of its Subsidiaries of any asset or group of assets with a fair market value in excess of $5.0 million since the first day of such two-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(2) If the Debt giving rise to the need to make the calculation described in Section 2.1(c)(1) or any other Debt incurred after the first day of the relevant two-quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis as if the average daily rate which would have been in effect during the entire two-quarter period had been the applicable rate for the entire such period. For purposes of this Section 2.1(c), Debt will be deemed to be incurred by the Operating Partnership or any of its Subsidiaries whenever the Operating Partnership or any of its Subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof.

(d) Maintenance of Total Unencumbered Assets. The Operating Partnership will not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all of the Operating Partnership’s and its Subsidiaries’ outstanding Unsecured Debt determined on a consolidated basis in accordance with GAAP.

Section 2.2 Maintenance of Properties. The Operating Partnership will cause all of its material properties used or useful in the conduct of its business or any of its Subsidiaries’ businesses to be maintained and kept in good condition, repair and working order, normal wear and tear, casualty and condemnation excepted, and supplied with all necessary equipment and cause all necessary repairs, renewals, replacements, betterments and improvements to be made, all as in the Operating Partnership’s judgment may be necessary in order for the Operating Partnership to at all times properly and advantageously conduct its business carried on in connection with such properties. The Operating Partnership will not be prevented from (1) removing permanently any property that has been condemned or suffered a casualty loss, if it is in its best interests, (2) discontinuing maintenance or operation of any property if, in its reasonable judgment, doing so is in its best interest and is not disadvantageous in any material respect to the Holders of the Notes, or (3) selling or otherwise disposing for value its properties in the ordinary course of business.

Section 2.3 Insurance. The Operating Partnership will, and will cause each of its Subsidiaries to, keep in force upon all of the Operating Partnership’s and each of its Subsidiaries’ properties and operations insurance policies carried with responsible companies in such amounts and covering all such risks as is customary in the industry in which the Operating Partnership and its Subsidiaries do business in accordance with prevailing market conditions and availability.

Section 2.4 Payment of Taxes and Other Claims. The Operating Partnership will pay or discharge or cause to be paid or discharged before it becomes delinquent: (i) all material taxes, assessments and governmental charges levied or imposed on the Operating Partnership or any of its Subsidiaries or on its or any such Subsidiary’s income, profits or property; and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its property or the property of its Subsidiaries; provided, however, that the Operating Partnership will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith.

Section 2.5 Covenant Defeasance and Waiver of Covenant. The covenants set forth in Sections 2.1, Section 2.2, Section 2.3 and Section 2.4 shall be subject to covenant defeasance under Section 402(3) of the Base Indenture and subject to waiver under Section 1006 thereof.

ARTICLE THREE

CALCULATION AGENT

Section 3.1 Appointment. Upon the terms and subject to the conditions contained herein, the Operating Partnership hereby appoints The Bank of New York Mellon, as the Operating Partnership’s calculation agent for the Notes (the “Calculation Agent”) and The Bank of New York Mellon hereby accepts such appointment as the Operating Partnership’s agent for the purpose of calculating the applicable interest rates on the Notes in accordance with the provisions set forth herein.

Section 3.2 Duties and Obligations. The Calculation Agent shall: (a) calculate the applicable interest rates on the Notes in accordance with the provisions set forth herein, and (b) exercise due care to determine the interest rates on the Notes and shall communicate the same to the Operating Partnership, the Trustee (if the Trustee is not then serving as the Calculation Agent), the Depository and any paying agent identified to it in writing as soon as practicable after each determination. The Calculation Agent will, upon the written request of any Holder, provide to such Holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

Section 3.3 Terms and Conditions. The Calculation Agent accepts its obligations set forth herein, upon the terms and subject to the conditions hereof, including the following, to all of which the Operating Partnership agrees:

(a) The Calculation Agent shall be entitled to such compensation as may be agreed upon with the Operating Partnership for all services rendered by the Calculation Agent, and the Operating Partnership promises to pay such compensation and to reimburse the Calculation Agent for the reasonable out-of-pocket expenses (including the reasonable compensation and expenses and disbursements of its agents and counsel, such as attorneys’ fees, costs and expenses) incurred by it in connection with the services rendered by it hereunder upon receipt of such invoices as the Operating Partnership shall reasonably require, except any such expense, disbursement or advance as may be attributable to the Calculation Agent’s negligence or willful misconduct. The Operating Partnership also agrees to indemnify the Calculation Agent for, and to hold it harmless against, any and all loss, liability, damage, claim or reasonable expense (including the reasonable fees and disbursements of the Calculation Agent’s agents, legal counsel, accountants and experts) incurred by the Calculation Agent that arises out of or in connection with its accepting appointment as, or acting as, Calculation Agent hereunder, except such as may result from the negligence, willful misconduct or bad faith of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Operating Partnership for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Calculation Agent in reliance upon (i) the opinion or advice of legal advisors satisfactory to it or (ii) written instructions from the Operating Partnership. The Calculation Agent shall not be liable for any error resulting from the use of or reliance on a source of information set forth in (i) or (ii) of the immediately preceding sentence used in good faith and with due care to calculate any interest rate hereunder. The provisions of this Section 3.3(a) shall survive the payment in full of the Notes and the resignation or removal of the Calculation Agent.

(b) In acting as Calculation Agent under this Seventh Supplemental Indenture, the Calculation Agent is acting solely as agent of the Operating Partnership and does not assume any obligations to or relationship of agency or trust for or with any of the Holders.

(c) The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Notes or the Seventh Supplemental Indenture or any notice, direction, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties.

(d) The Calculation Agent, its officers, directors, employees and shareholders may become the owners of, or acquire any interest in, any Notes, with the same rights that it or they would have if it were not the Calculation Agent, and may engage or be interested in any financial or other transaction with the Operating Partnership as freely as if it were not the Calculation Agent.

(e) Neither the Calculation Agent nor its officers, directors, employees, agents or attorneys shall be liable to the Operating Partnership for any act or omission hereunder, or for any error of judgment made in good faith by it or them, except in the case of its or their negligence, willful misconduct or bad faith.

(f) The Calculation Agent may consult with counsel of its selection and the advice of such counsel or any opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(g) The Calculation Agent shall be obligated to perform such duties and only such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Seventh Supplemental Indenture against the Calculation Agent.

(h) Unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from the Operating Partnership made or given by it under any provision of this Seventh Supplemental Indenture shall be sufficient if signed by any officer of the Operating Partnership.

(i) The Calculation Agent may perform any duties hereunder either directly or by or through agents or attorneys, and the Calculation Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(j) The Operating Partnership will not, without first obtaining the prior written consent of the Calculation Agent, make any change to this Seventh Supplemental Indenture or the Notes if such change would materially and adversely affect the Calculation Agent’s duties and obligations hereunder or thereunder.

(k) In no event shall the Calculation Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Calculation Agent has been advised of the likelihood of such loss or damage and regardless of the form of action; it being understood that the Calculation Agent shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l) In no event shall the Calculation Agent be responsible or liable for any failure or delay in the performance of its obligations under this Seventh Supplemental Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 3.4 Resignation and Removal. The Calculation Agent may at any time resign as Calculation Agent by giving written notice to the Operating Partnership of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall never be earlier 45 days after the receipt of such notice by the Operating Partnership, unless the Operating Partnership otherwise agrees in writing to accept less notice. The Calculation Agent may be removed at any time by the filing with it of any instrument in writing signed on behalf of the Operating Partnership and specifying such removal and the date when it is intended to become effective. Such resignation or removal shall take effect upon the date of the appointment by the Operating Partnership, as hereinafter provided, of a successor Calculation Agent. If within 45 days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may, at the expense of the Operating Partnership, petition a court of competent jurisdiction to appoint a successor Calculation Agent. A successor Calculation Agent shall be appointed by the Operating Partnership by an instrument in writing signed on behalf of the Operating Partnership and the successor Calculation Agent. Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so succeeded shall cease to be such Calculation Agent hereunder. Upon its resignation or removal, the Calculation Agent shall be entitled to the payment by the Operating Partnership of its compensation, if any is owed to it, for services rendered hereunder and to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with the services rendered by it in accordance with Section 3.3(a) hereunder and to the payment of all other amounts owed to it hereunder.

Section 3.5 Successors. Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor, the Operating Partnership and the Trustee (if the Trustee is not then serving as the Calculation Agent) an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as such Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent. For the avoidance of doubt, the Operating Partnership may act as its own Calculation Agent.

Section 3.6 Mergers, Conversion, Consolidation, Sale or Transfer. Any Operating Partnership into which the Calculation Agent may be merged or converted, or any Operating Partnership with which the Calculation Agent may be consolidated, or any Operating Partnership resulting from any merger, conversion or consolidation or to which the Calculation Agent shall sell or otherwise transfer all or substantially all of its corporate trust assets or business, or any Operating Partnership succeeding to all or substantially all of the corporate trust business of the Calculation Agent shall, to the extent permitted by applicable law, be the successor Calculation Agent under this Seventh Supplemental Indenture without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion, consolidation or sale shall forthwith be given to the Operating Partnership and the Trustee (if the Trustee is not then serving as the Calculation Agent).

ARTICLE FOUR

TRUSTEE

Section 4.1 Trustee. The Trustee is appointed as the principal paying agent, transfer agent and registrar for the Notes and for the purposes of Section 1002 of the Base Indenture. The Notes may be presented for payment at the Corporate Trust Office of the Trustee or at any other agency as may be appointed from time to time by the Operating Partnership in The City of New York. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Seventh Supplemental Indenture or the due execution hereof by the Operating Partnership. The recitals of fact contained herein shall be taken as the statements solely of the Operating Partnership, and the Trustee assumes no responsibility for the correctness thereof.

Section 4.2 Preferential Collection of Claims. If and when the Trustee shall be or become a creditor of the Operating Partnership (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of the claims against the Operating Partnership (or any such other obligor). The Trustee is permitted to engage in other transactions with the Operating Partnership and its Affiliates. If, however, it acquires any conflicting interest under the Trust Indenture Act relating to any of its duties with respect to the Notes, it must eliminate that conflict or resign, subject to its right under the Trust Indenture Act to seek a stay of its duty to resign.

ARTICLE FIVE

MISCELLANEOUS PROVISIONS

Section 5.1 Ratification of Base Indenture. This Seventh Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Seventh Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event of a conflict between the language of this Seventh Supplemental Indenture and the Base Indenture, the language of this Seventh Supplemental Indenture shall control.

Section 5.2 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.3 Successors and Assigns. All covenants and agreements in this Seventh Supplemental Indenture by the Operating Partnership shall bind its successors and assigns, whether so expressed or not.

Section 5.4 Separability Clause. In case any one or more of the provisions contained in this Seventh Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.5 Governing Law. This Seventh Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. This Seventh Supplemental Indenture is subject to the provisions of the Trust Indenture Act, that are required to be part of this Seventh Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 5.6 Counterparts. This Seventh Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

Section 5.7 WAIVER OF JURY TRIAL. EACH OF THE OPERATING PARTNERSHIP AND THE TRUSTEE AND EACH HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed all as of the day and year first above written.

BRIXMOR OPERATING PARTNERSHIP LP,
as Issuer

By:	Brixmor OP GP LLC, its general partner

By:	BPG Subsidiary Inc., its sole member

	By:	/s/ Steve F. Siegel
	Name:	Steve F. Siegel
	Title:	Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Seventh Supplemental Indenture]

THE BANK OF NEW YORK MELLON,
as Trustee, Registrar, Paying Agent, Calculation Agent and Transfer Agent

By:	/s/ Francine Kincaid
Name:	Francine Kincaid
Title:	Vice President

[Signature Page to Seventh Supplemental Indenture]

EXHIBIT A

Form of Floating Rate Senior Note due 2022

THIS GLOBAL NOTE IS HELD BY OR ON BEHALF OF THE DEPOSITORY (AS DEFINED IN THE SEVENTH SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BRIXMOR OPERATING PARTNERSHIP LP

FLOATING RATE SENIOR NOTE DUE 2022

No. 1

CUSIP No.:     11120VAG8

ISIN:                US11120VAG86

$250,000,000

Brixmor Operating Partnership LP, a Delaware limited partnership (herein called the “Issuer,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [Cede & Co.]*, or its registered assigns, the principal sum of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000), [or such lesser amount as is set forth in the Schedule of Increases or Decreases in the Global Note on the other side of this Note]*, on February 1, 2022 (the “Maturity Date”) at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest thereon from and including August 31, 2018, or from and including the most recent Interest Payment Date (as defined herein) to which interest has been paid or duly provided for. The per annum interest rate on the Notes for the period from August 31, 2018 to but not including the first Interest Payment Date, which will be November 1, 2018, will be equal to three-month LIBOR on August 29, 2018 plus 105 basis points (the “Initial Interest Rate”). Following the initial Interest Period (as defined herein), the per annum interest rate on the Notes for each subsequent Interest Period shall be equal to three-month LIBOR (calculated as described herein) as determined on the related Interest Determination Date (as defined herein), plus 105 basis points. Interest on the Notes will accrue from August 31, 2018 and be paid quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (each, as such date may be adjusted as provided below, an “Interest Payment Date”), and on the Maturity Date, until the principal hereof is paid or made available for payment.

Unless otherwise provided in or pursuant to the Indenture, at the option of the Issuer, interest on the Notes due and payable on any Interest Payment Date may be paid by mailing a check to the address of the Person entitled thereto as such address shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States of America; provided, that the Paying Agent shall have received appropriate wire transfer instructions at least five Business Days prior to the Interest Payment Date. Any such interest which is punctually paid or duly provided for on any Interest Payment Date shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered as of the close of business on the January 15, April 15, July 15 or October 15 (whether or not a Business Day) immediately preceding the applicable Interest Payment Date.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

*	Include only if the Note is issued in global form.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated: [•]

BRIXMOR OPERATING PARTNERSHIP LP, as Issuer

By:	Brixmor OP GP LLC, its general partner

By:	BPG Subsidiary Inc., its sole member

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-named Indenture.

Dated: [•]

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

REVERSE SIDE OF NOTE

Brixmor Operating Partnership LP

FLOATING RATE SENIOR NOTE DUE 2022

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its Floating Rate Senior Notes due 2022 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of January 21, 2015 (herein called the “Base Indenture”), between the Issuer and The Bank of New York Mellon, as trustee (herein called the “Trustee”), as supplemented by the Seventh Supplemental Indenture dated as of August 31, 2018 (herein called the “Seventh Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Issuer and the Trustee, to which Indenture and any indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Notes. Defined terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

Interest. Interest on the Notes will accrue from August 31, 2018 and be paid quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (each, as such date may be adjusted as provided below, an “Interest Payment Date”), and on the Maturity Date, commencing on November 1, 2018, to the Holder in whose name the Note is registered at the close of business on January 15, April 15, July 15 and October 15 (whether or not a Business Day) immediately preceding the applicable Interest Payment Date. The per annum interest rate on the Notes for the period from August 31, 2018 to but not including the first Interest Payment Date, which will be November 1, 2018, will be equal to three-month LIBOR on August 29, 2018 plus 105 basis points (the “Initial Interest Rate”). Following the initial Interest Period, the per annum interest rate on the Notes for each subsequent Interest Period shall be equal to three-month LIBOR as determined on the related Interest Determination Date, plus 105 basis points. The interest rate applicable to any day in the initial Interest Period will be the Initial Interest Rate, and the interest rate applicable to any day in any subsequent Interest Period will be the interest rate as reset on the Interest Determination Date immediately preceding the first day of such Interest Period.

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of Notes outstanding on such day. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding such Daily Interest Amounts for each day in such Interest Period.

If any Interest Payment Date, other than the Maturity Date of the Notes, falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day, except that if that Business Day is in the next succeeding calendar month, the Interest Payment Date shall be the immediately preceding Business Day. If any such Interest Payment Date is postponed or brought forward, the amount of interest for the relevant Interest Period will be adjusted accordingly. If any Maturity Date with respect to the Notes falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date on which such payment is due, and no interest will accrue on such payment for the period from and after such Maturity Date to the date of such payment on the next succeeding Business Day.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the City of New York are authorized or obligated by law or regulation to close.

“Interest Determination Date” means, with respect to an Interest Reset Date, the second London Business Day preceding such Interest Reset Date.

“Interest Period” means each period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, except that the Interest Period for the initial Interest Period will be the period from and including August 7, 2018, but excluding the Interest Payment Date occurring on November 16, 2018.

“Interest Reset Date” means for each Interest Period, other than the first Interest Period, the first day of such Interest Period.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“three-month LIBOR” means for any Interest Period, the London interbank offered rate per annum determined by the Calculation Agent on the related Interest Determination Date, in accordance with the following provisions:

i.

three-month LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months which appears on (x) the Reuters LIBOR01 Page (or such other page as may replace page LIBOR01 on that service for the purpose of displaying London interbank offered rates) as of 11:00 a.m., London time, on the relevant Interest Determination Date, or (y) Bloomberg, L.P.’s page “BBAM” at such time on such Interest Determination Date. If no such rate appears on either Reuters LIBOR01 Page or BBAM or if Reuters LIBOR01 Page or BBAM are not available on such date, then three-month LIBOR, with respect to that Interest Determination Date, will be determined in accordance with the provisions described in clauses (ii) and (iii) below.

ii.

If, on any such Interest Determination Date, no rate appears or if such pages or services shall cease to be available, as specified in clause (i) above, unless clause (iii) below applies, the Issuer will request the principal London offices of four major reference banks in the London interbank market, as selected by the Issuer, to provide their respective offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the second London Business Day immediately following such Interest Determination Date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such quotations are provided, three-month LIBOR on that Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, then three-month LIBOR on that Interest Determination Date will be the arithmetic mean of the rates (expressed as a percentage per annum) quoted at approximately 11:00 a.m., in the City of New York, on that Interest Determination Date by three major reference banks in the City of New York, as selected by the Issuer, for loans made in U.S. dollars to leading European banks having a maturity of three months commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If fewer than three major reference banks in the City of New York so selected by the Issuer are quoting such rates as mentioned in the preceding sentence, three-month LIBOR with respect to such Interest Determination Date will be the same as three-month LIBOR in effect for the immediately preceding Interest Period (or, if there was no preceding Interest Period, the rate of interest will be the Initial Interest Rate).

iii.

Notwithstanding clause (ii) above, if the Issuer determines that three-month LIBOR has been permanently discontinued, or the reference to three-month LIBOR becomes illegal, or most other debt obligations similar to the Notes have converted away from three-month LIBOR to a new reference rate, the Calculation Agent will use, as directed by the Issuer, as a substitute for three-month LIBOR and for each future Interest Determination Date, the alternative reference rate (the “Alternative Rate”) selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice. As part of such substitution, the Calculation Agent will, as directed by the Issuer, make such adjustments (“Adjustments”) to the Alternative Rate and the spread thereon to account for the basis between three-month LIBOR and the Alternative Rate, as well as the Business Day convention, Interest Determination Dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Notes. If the Issuer determines that there is no clear market consensus as to whether any rate has replaced three-month LIBOR in customary market usage, (i) The Bank of New York Mellon shall have the right to resign as Calculation Agent in respect of the Notes and (ii) the Issuer will appoint, in its sole discretion, a new Calculation Agent, to replace The Bank of New York Mellon, solely in its role as Calculation Agent in respect of the Notes, to determine the Alternative Rate and make any Adjustments thereon, and whose determinations will be binding on the Issuer, the Trustee and the Holders of the Notes; provided however that if the Issuer determines there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, the Issuer may appoint in its sole discretion an independent financial advisor (the “IFA”) to determine an appropriate Alternative Rate, and any Adjustments, and the decision of the IFA will be binding on the Issuer, the Calculation Agent, the Trustee and the Holders of the Notes. If, however, the Calculation Agent determines that three-month LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, three-month LIBOR will be equal to such rate on the Interest Determination Date when three-month LIBOR was last available on the Reuters LIBOR01 Page, as determined by the Calculation Agent.

“BBAM” refers to the display appearing on Bloomberg L.P. (or any successor service) designated as page “BBAM” (or any replacement page on that service or equivalent page on any successor service), in each case for the purpose of displaying London interbank offered rates administered by ICE Benchmark Administration Limited (or any other person assuming the responsibility for the administration of those rates).

“Reuters LIBOR01 Page” means the display designated as page LIBOR01 on the Reuters 3000 Xtra (or such other page as may replace the Reuters LIBOR01 Page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

Unless otherwise specified, all percentages resulting from any calculation of the interest rate on the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) will be rounded upward to 9.87655% (or .0987655)), and all U.S. dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

Notwithstanding the foregoing, the interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Default and Remedies. If an Event of Default (other than an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Base Indenture) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Base Indenture occurs, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

Amendment, Modification and Waiver. The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to the Notes or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 902 of the Base Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default with respect to the Notes, subject to exceptions set forth in the Indenture.

Absolute and Unconditional Obligation. No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Issuer and the Holder of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, on and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.

Denominations, Transfer and Exchange. The Notes are issuable in fully registered form, without coupons, in denominations of $2,000 principal amount and any multiple of $1,000. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, Notes may be transferred or may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

No Redemption. The Notes are not subject to redemption through the operation of any sinking fund.

No Recourse. Except to the extent expressly provided in Article Sixteen of the Base Indenture, no recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any past, present or future general partner, limited partner, member, employee, incorporator, controlling person, stockholder, officer, director or agent, as such, of the Issuer or the Company, or of any of the Issuer’s or the Company’s predecessors or successors, either directly or through the Issuer or the Company, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                           to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

        Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE *

The following increases or decreases in the principal amount of this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.